Exhibit 11

            THE STRIDE RITE CORPORATION
         COMPUTATION OF PER SHARE EARNINGS
        (In Thousands except Per Share Data)


                                             Three Months Ended

                                         March 1, 1996       March 3, 1995
                                     ----------------------------------------

Net income applicable to common
  shares                                      $1,378             $4,975
                                              ======             ======

Calculation of shares:

  Weighted average number of common
    shares outstanding                        49,546             49,528

  Common shares attributable to
    assumed exercise of dilutive
    stock options and stock
    purchase rights using the
    treasury stock method                        235                320
                                              ------             ------


Average common shares and common
  equivalents outstanding during
  the period                                  49,781             49,848
                                              ======             ======

Net income per common share                     $.03               $.10
                                                ====               ====